Exhibit 99.1

For more information, contact:

Katharine Raymond

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom® Comments on Previously Announced Merger

LITTLE ROCK, Ark. – October 1, 2007 – Acxiom® Corporation (NASDAQ: ACXM; www.acxiom.com) announced today that it has reached an agreement with Silver Lake and ValueAct Capital to terminate the previously announced acquisition of Acxiom by Axio Holdings, LLC, a company controlled by Silver Lake and ValueAct Partners. Acxiom, Silver Lake and ValueAct Partners have signed a settlement agreement pursuant to which Acxiom will receive $65 million in cash to terminate the merger agreement.

Charles Morgan, Acxiom Chairman and Company Leader said, “Acxiom has been an industry leader for over three decades, and we will continue to execute on our long-term strategy to remain the market leader in database marketing, services and data products. While I am disappointed that we could not conclude the merger, we have renewed energy and remain focused and committed to delivering value for our shareholders and clients.”

About Acxiom Corporation

(NASDAQ: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Ark., with locations throughout the United States and Europe, and in Australia, China, and Canada. For more information, visit www.acxiom.com.

Acxiom is a registered trademark of Acxiom Corporation.

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